Filed pursuant to Rule 424(b)(3)
File No. 333-262832

EATON VANCE TAX-ADVANTAGED DIVIDEND INCOME FUND
Supplement to Prospectus dated February 18, 2022

The following replaces the Financial Highlights contained in the Prospectus:

Selected data for a Common Share outstanding during the periods stated.

	Year Ended October 31,
	2023		2022		2021	2020	2019
Net asset value – Beginning of year	$23.810		$28.610		$21.010	$24.340	$22.640
Income (Loss) From Operations
Net investment income(1)	$0.494		$0.575		$0.603	$0.622	$0.577
Net realized and unrealized gain (loss)	(0.948)		(3.428)		8.790	(2.212)	2.862
Total income (loss) from operations	$(0.454)		$(2.853)		$9.393	$(1.590)	$3.439
Less Distributions
From net investment income	$(0.444)		$(0.581)		$(0.594)	$(0.591)	$(0.560)
From net realized gain	(1.342)		(1.370)		(1.199)	(1.149)	(1.180)
Total distributions	$(1.786)		$(1.951)		$(1.793)	$(1.740)	$(1.740)
Premium from common shares sold through shelf offering(1)	$—		$0.004		$0.000 (2)	$0.000 (2)	$0.001
Net asset value – End of year	$21.570		$23.810		$28.610	$21.010	$24.340
Market value – End of year	$19.290		$24.420		$29.360	$18.730	$24.950
Total Investment Return on Net Asset Value(3)	(1.99)%		(10.19)%		45.70%	(6.13)%	16.02%
Total Investment Return on Market Value(3)	(14.54)%		(10.24)%		67.72%	(18.36)%	21.44%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$1,608,161		$1,774,707		$2,106,999	$1,544,154	$1,784,376
Ratios (as a percentage of average daily net assets):
Expenses excluding interest and fees	1.13%		1.11%		1.10%	1.17%	1.14%
Interest and fee expense	1.40%		0.40%		0.14%	0.42%	0.81%
Total expenses	2.53	%(4)	1.51	%(4)	1.24%	1.59%	1.95%
Net investment income	2.08%		2.21%		2.26%	2.81%	2.51%
Portfolio Turnover	29%		31%		30%	54%	49%
Senior Securities:
Total amount outstanding (in 000’s)	$447,000		$447,000		$447,000	$447,000	$447,000
Asset coverage per $1,000(5)	$4,598		$4,970		$5,714	$4,454	$4,992

See related footnotes.)

Financial Highlights (continued)
	Period Ended		Year Ended August 31,
	October 31, 2018(6)		2018	2017	2016	2015	2014
Net asset value – Beginning of year	$24.250		$22.210	$21.610	$21.220	$22.940	$19.500
Income (Loss) From Operations
Net investment income(1)	$0.075		$0.562	$0.824	$0.743	$0.808	$1.429	(9)
Net realized and unrealized gain (loss)	(1.395)		3.218	1.516	1.387	(1.080)	3.334
Total income (loss) from operations	$(1.320)		$3.780	$2.340	$2.130	$(0.272)	$4.763
Less Distributions
From net investment income	$(0.214)		$(0.469)	$(0.863)	$(0.733)	$(1.085)	$(1.323)
From net realized gain	(0.076)		(1.271)	(0.877)	(1.007)	(0.363)	—
Total distributions	$(0.290)		$(1.740)	$(1.740)	$(1.740)	$(1.448)	$(1.323)
Net asset value – End of year	$22.640		$24.250	$22.210	$21.610	$21.220	$22.940
Market value – End of year	$22.170		$24.370	$21.730	$20.880	$19.290	$20.560
Total Investment Return on Net Asset Value(3)	(5.48	)%(7)	17.79%	11.57%	11.25%	(0.67)%	25.90%
Total Investment Return on Market Value(3)	(7.90	)%(7)	20.98%	12.97%	18.24%	0.76%	24.80%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$1,650,454		$1,767,150	$1,617,605	$1,573,697	$1,545,306	$1,671,173
Ratios (as a percentage of average daily net assets):
Expenses excluding interest and fees(10)	1.14	%(8)	1.14%	1.16%	1.18%	1.14%	1.15%
Interest and fee expense	0.74	%(8)	0.61%	0.46%	0.29%	0.21%	0.22%
Total expenses(10)	1.88	%(8)	1.75%	1.62%	1.47%	1.35%	1.37%
Net investment income	1.88	%(8)	2.41%	3.75%	3.53%	3.57%	6.63	%(9)
Portfolio Turnover	4	%(7)	58%	85%	91%	99%	68%
Senior Securities:
Total amount outstanding (in 000’s)	$447,000		$447,000	$447,000	$447,000	$447,000	$447,000
Asset coverage per $1,000(5)	$4,692		$4,953	$4,619	$4,521	$4,457	$4,739

(1)	Computed using average common shares outstanding.
(2)	Amount is less than $0.0005.
(3)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested. Distributions are assumed to be reinvested at prices obtained under the Fund’s dividend reinvestment plan.
(4)	Includes a reduction by the investment adviser of a portion of its adviser fee due to the Fund’s investment in the Morgan Stanley Institutional Liquidity Funds – Government Portfolio (equal to less than 0.005% of average daily net assets for the years ended October 31, 2023 and 2022).
(5)	Calculated by subtracting the Fund’s total liabilities (not including the borrowings payable/notes payable) from the Fund’s total assets, and dividing the result by the borrowings payable/notes payable balance in thousands.
(6)	For the two months ended October 31, 2018. Effective September 1, 2018, the fiscal year-end of the Fund changed from August 31 to October 31.
(7)	Not annualized.
(8)	Annualized.
(9)	Net investment income per share includes special dividends which amounted to $0.501 per share. Excluding special dividends, the ratio of net investment income to average daily net assets would have been 4.30%.
(10)	Excludes the effect of custody fee credits, if any, of less than 0.005%. Effective September 1, 2015, custody fee credits, which were earned on cash deposit balances, were discontinued by the custodian.

February 20, 2024